Exhibit 3.1

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONVIO, INC.
a Delaware Corporation
(Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware)

        Convio, Inc.    (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"),

  DOES HEREBY CERTIFY:

        FIRST: That the Corporation was originally incorporated pursuant to the DGCL on October 12, 1999, under the name of ShowSupport.com, Inc.

        SECOND: The Certificate of Incorporation was amended and restated on November 10, 1999, further amended on March 24, 2000 and December 5, 2000, further amended and restated on March 12, 2001 and February 13, 2003, and further amended on December 27, 2005, June 1, 2006 and February 16, 2007.

        THIRD: The Sixth Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the directors and stockholders of the Corporation.

        FOURTH: The Sixth Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned duly authorized officer this 30th day of March, 2007.

CONVIO, INC.
By:	/s/ Gene Austin Chief Executive Officer

EXHIBIT A

SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONVIO, INC.
ARTICLE I

        The name of the Corporation is "Convio, Inc."

ARTICLE II

        The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

        The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

        A.    Classes of Stock.

        The total number of shares of capital stock that the Corporation is authorized to issue is 78,506,824, of which 63,119,142 are designated "Common Stock," par value $0.001 per share, and 15,387,682 are designated "Preferred Stock," par value $0.001 per share.

        Four series of Common Stock are hereby designated as follows:

          (a)   54,313,750 shares of Series P Common Stock (the "Series P Common");

          (b)   3,798,893 shares of Series Q Common Stock (the "Series Q Common");

          (c)   1,920,610 shares of Series R Common Stock (the "Series R Common"); and

          (d)   3,085,889 shares of Series S Common Stock (the "Series S Common").

        Three series of Preferred Stock are hereby designated as follows:

          (a)   8,979,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred");

          (b)   3,234,079 shares of Series B Convertible Preferred Stock (the "Series B Preferred"); and

          (c)   3,174,603 shares of Series C Convertible Preferred Stock (the "Series C Preferred," and together with the Series A Preferred and the Series B Preferred, the "Convertible Preferred").

        Undesignated Preferred Stock, if any, authorized under the certificate of incorporation of the Corporation, as the same may be amended or restated from time to time hereafter, may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or any series thereof in the Corporation's certificate of incorporation, as amended and restated and as hereafter may be amended or restated ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        B.    Convertible Preferred.    The rights, preferences, privileges, and restrictions granted to and imposed on the Convertible Preferred are as set forth below in this Article IV.B.

        1.    Dividend Provisions.    The holders of shares of Series C Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Series C Preferred, at the rate of $0.252 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) when, as and if declared by the Board of Directors of the Corporation. Any dividends payable on the Series C Preferred shall be non-cumulative, and no right to such dividends shall accrue to holders of any Series C Preferred by reason of the fact that dividends on such shares are not declared in any year. The holders of the Series C Preferred can waive any dividend preference that such holders shall be entitled to receive under this Section B(1) upon the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred. In addition, the holders of shares of Convertible Preferred shall be entitled to receive in proportion to the number of shares of Series P Common held by each (determined on an as-if-fully converted to Series P Common basis with respect to outstanding shares of Convertible Preferred) dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, when, as and if declared by the Board of Directors. Declared but unpaid dividends with respect to a share of Convertible Preferred shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefor, at the discretion of the Board of Directors, either in cash or in the series of Common Stock issuable upon conversion of such Convertible Preferred (valued at the fair market value on the date of payment as determined in good faith by the Board of Directors). Any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor.

        2.    Liquidation Preference.    In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary:

          (a)   In the event total assets payable to all holders of capital stock of the Corporation is less than $130 million:

            (i)    each holder of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred (such per share amount being the "Series A Liquidation Amount") then held by such holder equal to the sum of (i) $2.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series A Preferred) and (ii) an amount equal to declared but unpaid dividends on such share of Series A Preferred;

            (ii)   each holder of Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B Preferred (such per share amount being the "Series B Liquidation Amount") equal to the sum of (i) $2.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series B Preferred) and (ii) an amount equal to declared but unpaid dividends on such share of Series B Preferred; and

            (iii)  each holder of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series C Preferred (such per share amount being, the "Series C Liquidation Amount") equal to the sum of (i) $3.15 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series C Preferred) and (ii) an amount equal to declared by unpaid dividends on such share of Series C Preferred.

            (iii)  If upon the occurrence of such event, the assets distributed pursuant to Section 2(a)(i), (ii) and (iii) among the holders of the Convertible Preferred are insufficient to permit the payment to such holders for each share of Convertible Preferred then held by such holders of the Series A Liquidation Amount, the Series B Liquidation Amount, and the Series C Liquidation Amount (collectively, the "Liquidation Amounts"), as applicable, then, the assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred, in proportion to the aggregate Liquidation Amounts to which such holders are otherwise entitled, until each such holder shall have received the entire Series A Liquidation Amount, Series B Liquidation Amount or Series C Liquidation Amount with respect to each share of Series A Preferred, Series B Preferred or Series C Preferred, respectively, held by such holder.

          (b)   In the event total assets payable to all holders of capital stock of the Corporation is equal to or greater than $130 million, no Series A Liquidation Amount or Series B Liquidation Amount pursuant to Section 2(a) above shall be due to the holders of Series A Preferred and Series B Preferred, respectively, and each holder of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, the Series C Liquidation Amount on each share of Series C Preferred. If upon the occurrence of such event, the assets distributed pursuant to this Section 2(b) among the holders of the Series C Preferred are insufficient to permit the payment to such holders for each share of Series C Preferred then held by such holders of the Series C Liquidation Amount, then, the assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series C Preferred, in proportion to the aggregate Series C Liquidation Amount to which such holders are otherwise entitled, until each such holder shall have received the entire Series C Liquidation Amount with respect to each share of Series C Preferred held by such holder.

          (c)   After the payment in full of all amounts required to be distributed pursuant to Section 2(a) or (b) above, as applicable, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed among the holders of Preferred Stock (on an as-if-converted to Common Stock basis) and Common Stock in accordance with the liquidation allocations set forth in Section C(2) below, with such Series A Preferred, Series B Preferred and Series C Preferred being deemed to be converted to Series P Common, Series Q Common and Series P Common, respectively, for purposes of Section C(2) until, with respect, to the holders of Series C Preferred, such holders shall have received $6.30 per share of Series C Preferred (as adjusted for stock dividends, stock splits, combinations, recapitalizations or the like and including the amounts paid pursuant to Section B(2)(a)(iii) hereof). Thereafter, if assets remain in the Corporation, the holders of Common Stock, Series A Preferred and Series B Preferred shall receive all remaining assets ratably based on the numbers of shares of Common Stock held by each such holder (assuming the full conversion of the Series A Preferred and Series B Preferred into Series P Common and Series Q Common, respectively, for the purposes of Section C(2)).

          (d)   A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, lease, conveyance, exclusive license or other disposition (whether in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, or the effectuation by the Corporation of a transaction or series of related transactions, as a result of any of which the owners of the Corporation's outstanding equity securities immediately prior thereto do not own at least a majority of the outstanding equity securities of the surviving, resulting or consolidated entity (each such event(s) being a "Change of Control"), shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

          (e)   If any of the assets of the Corporation are to be distributed under this Section 2, or for any purpose, in a form other than cash, then the Board of Directors shall promptly and reasonably determine in good faith the fair market value of the assets to be distributed to the holders of Convertible Preferred or Common Stock. The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Convertible Preferred or Common Stock as applicable.

          (f)    In the event that the holders of Series C Preferred would receive pursuant to this Section 2 with respect to such shares a greater amount per share if such shares were converted to Series P Common immediately prior to such liquidation, dissolution or winding up of the Corporation, then such holders shall be entitled to be paid such greater amount in connection with such liquidation, dissolution or winding up.

        3.    Conversion.    The holders of the Convertible Preferred shall have conversion rights as follows (the "Conversion Rights"):

          (a)    Series A Preferred and Series B Preferred Right to Convert.    All, but not less than all, of the outstanding Series A Preferred and Series B Preferred shall be convertible, upon the election the holders of two-thirds of the outstanding Series A Preferred and Series B Preferred, voting together as a single class on an as converted into Series P Common basis, at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such stock, into:

            (i)    In the case of the Series A Preferred, such number of fully paid and nonassessable shares of Series P Common as is determined, with respect to each share of Series A Preferred, by dividing $2.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series A Preferred) by the "Series A Conversion Price" in effect on the date of conversion, which shall initially be $2.00; and

            (ii)   In the case of the Series B Preferred, such number of fully paid and nonassessable shares of Series Q Common as is determined, with respect to each share of Series B Preferred, by dividing $2.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series B Preferred) by the "Series B Conversion Price" in effect on the date of conversion, which shall initially be $2.00.

          (b)    Series C Preferred Right to Convert.    All, but not less than all of the outstanding Series C Preferred shall be convertible, upon the election of the holders of two-thirds of the outstanding Series C Preferred at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Series P Common as is determined, with respect to each share of Series C Preferred, by dividing $3.15 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series C Preferred) by the "Series C Conversion Price" in effect on the date of conversion, which shall initially be $3.15.

The Series A Conversion Price, Series B Conversion Price and Series C Conversion Price are collectively referred to herein as the "Conversion Prices." The Conversion Prices shall be subject to adjustment as set forth in Section 3(f).

          (c)    Automatic Conversion Upon IPO.    Notwithstanding the foregoing, in the event of and immediately prior and subject to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of the Corporation's Common Stock at a fully-diluted pre-money valuation of at least $200 million and with an aggregate offering price of not less than $40,000,000 (a "Qualified IPO"), each share of Convertible Preferred shall automatically be converted only into shares of Series P Common (at the applicable Conversion Price, and Common

  Conversion Price in the case of the Series B Preferred, for such series in effect at such time in lieu of the shares) in lieu of any shares of Series Q Common.

          (d)    Mechanics of Conversion.    Before any holder of Convertible Preferred shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a) or 3(b) above and upon the occurrence of the events specified in Section 3(c) above, as the case may be, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Preferred, and, if such conversion is to be effected pursuant to Section 3(a) or 3(b) above, shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder's shares, which in any event shall be deemed to have converted, automatically and without any further action on the part of the holder or the Corporation, in accordance with Section 3(c) above. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Convertible Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Convertible Preferred shall not be deemed to have converted such Convertible Preferred until immediately prior to the closing of such sale of securities.

          (e)    Fractional Shares.    In lieu of any fractional shares to which the holders of the Convertible Preferred would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value as determined by the Board of Directors of one share of Common Stock to which such share shall be converted. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Preferred of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (f)    Adjustment of Conversion Price.    The Conversion Prices shall be subject to adjustment from time to time as follows:

            (i)    Special Definitions.    For purposes of this Section 3(f), the following definitions shall apply:

              (1)   "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

              (2)   "Convertible Securities" shall mean any evidence of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

              (3)   "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to Section 3(f)(iii), deemed to be issued) by the Corporation other than shares of Common Stock issued or issuable:

                (A)  to officers, directors or employees of, or consultants or advisors to, the Corporation or its subsidiaries pursuant to the Corporation's 1999 Stock Option/Stock Issuance Plan (the "Option Plan") or other employee stock incentive Plan (as defined in Rule 701 promulgated under the Securities Act of 1933, as amended) approved by the Board of Directors;

                (B)  upon conversion of shares of the Convertible Preferred;

                (C)  as a dividend or other distribution on the Convertible Preferred;

                (D)  pursuant to a bona fide, firm commitment public offering;

                (E)  in connection with a bona fide business acquisition of or by the Corporation that is approved by the Board of Directors, whether by merger, consolidation, sale of substantially all of the assets, sale or exchange of stock, license or otherwise;

                (F)  upon exercise of warrants or other securities or rights outstanding on the date of this Sixth Amended and Restated Certificate of Incorporation or issued after such date pursuant to equipment lease financing transactions, bank financing transactions, or in connection with establishing corporate partnering, strategic alliances or other such business relationships, in each case approved by the Board of Directors, for which the principal purpose is not to raise equity funding; and

                (G)  in a transaction described in subsection 3(f)(vi).

            (ii)   No Adjustment of Conversion Price.    Any provision herein to the contrary notwithstanding, no adjustment in the Series C Conversion Price shall be made in respect of the issuance or deemed issuance of Additional Shares of Common unless the consideration per share (determined pursuant to subsection 3(f)(v) hereof) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than such Series C Conversion Price in effect on the date of, and immediately prior to, such issue.

            (iii)  Deemed Issue of Additional Shares of Common.    In the event the Corporation at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options and conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 3(f)(v) hereof) of such Additional Shares of Common would be less than the Series C Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

              (1)   no further adjustment in the Series C Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

              (2)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange of such Options or Convertible Securities, the Series C Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

              (3)   upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series C Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                (A)  in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                (B)  in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection 3(f(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

              (4)   no readjustment pursuant to clauses (1) or (2) above shall have the effect of increasing the Series C Conversion Price to an amount which exceeds the lower of (1) the Series C Conversion Price on the original adjustment date, or (2) the Series C Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date; and

              (5)   in the case of any Option or Convertible Securities with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Series C Conversion Price shall be made until such number becomes determinable.

            (iv)  Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common.    In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to subsection 3(f)(iii)) without consideration or for a consideration per share less than the Series C Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series C Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (or deemed outstanding pursuant to the proviso below) immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Series C Conversion Price, as in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding (or deemed outstanding pursuant to the proviso below) immediately prior to such issue plus the number of such Additional Shares of Common so issued; provided that, for the purposes of this subsection 3(f)(iv)(B), all shares of Common Stock issuable upon conversion of Options, Convertible Securities and Convertible Preferred outstanding immediately prior to such issuance shall be deemed to be outstanding.

            (v)   Determination of Consideration.    For purposes of this subsection 3(f)(v), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

              (1)   Cash and Property: Such consideration shall:

                (A)  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any commissions paid by the Corporation with respect to such issuance and excluding amounts paid or payable for accrued interest;

                (B)  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as reasonably determined in good faith by the Board of Directors; and

                (C)  in the event Additional Shares of Common are issued (or, pursuant to subsection 3(f)(iii), deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as reasonably determined in good faith by the Board of Directors.

              (2)   Options and Convertible Securities.    The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to subsection 3(f)(iii), relating to Options and Convertible Securities, shall equal the quotient determined by dividing:

                (A)  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                (B)  the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi)  Other Adjustments to Conversion Prices.    The Conversion Prices shall also be subject to adjustment from time to time as follows:

            (vii) Proportional Adjustments.

              (1)   Adjustments for Subdivisions or Combinations of Common Stock.    In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend, reclassification or otherwise, into a greater number of shares of Common Stock or the Corporation declares a dividend payable in any right to acquire Common Stock for no consideration, the Conversion Price of each Convertible Preferred immediately prior to such event shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Common Stock, the Conversion Price of each Convertible Preferred then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

              (2)   Adjustments for Stock Dividends and Other Distributions.    In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided in Section 1 in connection with a dividend, then and in each such event the holders of the Convertible Preferred shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Convertible Preferred been converted into Common Stock on the date of such event.

              (3)   Adjustments for Reorganizations, Reclassifications or Similar Events.    If the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stocks, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in subsections 3(f)(vii)(1) or 3(f)(vii)(2) above, or a Change of Control referred to in Section 2(d) above, then the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that each share of Convertible Preferred shall thereafter be convertible into the number of shares of such other class or classes of stock the number of shares of Common Stock of the Corporation deliverable upon conversion of such share of Convertible Preferred immediately before such reorganization, reclassification or other event.

            (viii) Miscellaneous.

              (1)   All calculations under this Section 3(f) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

              (2)   No adjustment in the Conversion Prices need be made if such adjustment would result in a change in such Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Conversion Price.

          (g)    No Impairment.    The Corporation will not, by amendment of this Sixth Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Convertible Preferred against impairment.

          (h)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred a certificate executed by the Corporation's President or Chief Executive Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Convertible Preferred.

          (i)    Notices of Record Date.    In the event that the Corporation shall propose at any time:

            (i)    to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

            (ii)   to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

            (iii)  to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

            (iv)  to merge or consolidate with or into any other corporation or sell lease or convey all or substantially all of its assets or to liquidate, dissolve, or wind up;

            then, in connection with each such event, the Corporation shall send to the holders of the Convertible Preferred: (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subsections 3(i)(iii) and 3(i)(iv) above; (2) in the case of the matters referred to in subsections 3(i)(iii) and 3(i)(iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          (j)    Issue Taxes.    The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Convertible Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any such holder thereof in connection with any such conversion.

          (k)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Convertible Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred, in addition to such other remedies as shall be available to the holders of such Convertible Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (l)    Notices.    Any notice required by the provisions of this Section 3 to be given to the holders of shares of Convertible Preferred shall be deemed given if delivered by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail) or three (3) business days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address or facsimile number appearing on the books of the Corporation.

          (m)    Waiver of Adjustment to Conversion Price.    Notwithstanding anything herein to the contrary, any downward adjustment of the Series C Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred. Any such waiver shall bind all current and future holders of shares of Series C Preferred.

        4.    Redemption.    The Convertible Preferred shall not be redeemable at the option of any holder.

        5.    Voting Rights.    Except as otherwise required by law or as otherwise set forth herein, each holder of Convertible Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Convertible Preferred so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of Convertible Preferred and Common Stock shall vote together as a single class on all matters to come before the stockholders of the Corporation. Fractional votes by the holders of Convertible Preferred shall not, however, be permitted, and any fractional voting rights (after aggregating all shares into which shares of Convertible Preferred and held by each holder could be converted) shall be disregarded.

        6.    Protective Provisions.

          (a)    Convertible Preferred.    So long as at least One Million (1,000,000) shares (as adjusted for stock splits, stock dividends, recapitalizations or the like) of Convertible Preferred are outstanding, the Corporation shall not, either directly or by amendment to the Corporation's Certificate of Incorporation or by merger, consolidation or otherwise, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Convertible Preferred, voting or acting, as the case may be, together as a single class:

            (i)    authorize, create or issue, or obligate itself to issue, any new class or series of stock or any other securities convertible or exchangeable into equity securities of the Corporation, or reclassifying any security, having rights, preferences or privileges senior to, or on a parity with, those of the Series C Convertible Preferred;

            (ii)   declare or set-aside for payment any dividend or distribution on the capital stock of the Corporation;

            (iii)  redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any capital stock of the Corporation; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment;

            (iv)  alter or change the rights, preferences and privileges of the Preferred Stock whether by merger, consolidation or otherwise or otherwise amend, repeal or waive any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, the Convertible Preferred, or any series thereof, whether by merger, consolidation or otherwise;

            (v)   voluntarily liquidate, wind-up or dissolve the Corporation or any subsidiary of the Corporation or enter into any transaction or series of transactions that result in the involuntary liquidation, winding-up or dissolution of the Corporation or any subsidiary of the Corporation;

            (vi)  sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other Corporation (other than a wholly owned subsidiary Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

            (vii) change the authorized size of the Board of Directors of the Corporation to a number greater or less than seven (7);

            (viii) permit any subsidiary to issue or sell, or obligate itself to issue or sell, except to the Corporation or any wholly-owned subsidiary, any stock of such subsidiary; or

            (ix)  increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock or Common Stock.

          (b)    Series A Preferred.    So long as at least Four Million (4,000,000) shares (as adjusted for stock splits, stock dividends, recapitalizations or the like after the filing date hereof) of Series A Preferred are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a two-thirds of the then outstanding shares of Series A Preferred, (i) alter or change the rights, preferences or privileges of, or reclassify, the shares of Series A Preferred in a way that uniquely and adversely affects such holders or (ii) offer shares of the Corporation's capital stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act, at a per share offering price based on a pre-offering valuation of the Corporation of less than $200 million (a "Threshold IPO").

          (c)    Series B Preferred.    So long as at least One Million Five Hundred Thousand (1,500,000) shares (as adjusted for stock splits, stock dividends, recapitalizations or the like after the filing date hereof) of the Series B Preferred are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series B Preferred, (i) alter or change the rights, preferences or privileges of, or reclassify, the shares of Series B Preferred in a way that uniquely and adversely affects such holders or (ii) offer shares of the Corporation's capital stock in a Threshold IPO.

          (d)    Series C Preferred.    So long as at least One Million (1,000,000) shares (as adjusted for stock splits, stock dividends, recapitalizations or the like after the filing date hereof) of the Series C Preferred are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the then outstanding shares of Series C Preferred, (i) alter or change the rights, preferences or privileges of, or reclassify, the shares of Series C Preferred (whether by merger, consolidation or otherwise) in a way that uniquely and adversely effects such holders, including without limitation any alteration or change that may result in the conversion of outstanding shares of Series C Preferred without the separate vote or election of the holders of at least two-thirds of the outstanding shares of Series C Preferred or (ii) offer shares of the Corporation's capital stock in a Threshold IPO.

        7.    No Reissuance of Preferred Stock.    No share or shares of Convertible Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. This Sixth Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

        C.    Common Stock.

        1.    Dividend Rights.    Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends as provided in Section B.1 of this Article IV, the holders of the Common Stock shall be entitled to receive, pari passu, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

        2.    Liquidation Rights.    Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed, after payment full of any amounts owing pursuant to Section B.2(a) or B.2(b) of this Article IV, as follows:

          (a)   Pari passu among (i) the holders of Series P Common on the one hand (the "Series P Holders") and (ii) the holders of Series Q Common, Series R Common and Series S Common on the other hand (the "QRS Holders"), in proportion to the relative number of outstanding shares of Common Stock held by the Series P Holders to the number of outstanding shares of Common

  Stock, determined on an as-if-converted to Series P Common basis, held by the QRS Holders (such proportionate amounts to the Series P Holders and QRS Holders shall be referred to herein as the "Series P Amount" and the "QRS Amount", respectively) as follows:

            (i)    with respect to the Series P Common, an amount per share determined as the quotient of the Series P Amount divided by the total number of outstanding shares of Series P Common;

            (ii)   with respect to the Series Q Common, Series R Common and Series S Common, the QRS Amount shall be distributed among the QRS Holders as follows:

              (1)   In the event of a Change of Control in which the total assets to be distributed to holders of capital stock of the Corporation is less than $130 million:

                (A)  each holder of Series Q Common shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series R Common or Series S Common by reason of their ownership thereof, an amount per share of Series Q Common then held by such holder equal to $0.681219 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series Q Common, such per share amount being the "Series Q-1 Liquidation Amount"); provided, however, if the QRS Amount is insufficient to permit the payment to such holders for each share of Series Q Common then held by such holders of the Series Q-1 Liquidation Amount, as applicable, then the assets and funds of the Corporation legally available for distribution pursuant to this subsection (A) shall be distributed among the holders of the Series Q Common in proportion to the number of shares held by each such holder;

                (B)  subject to the prior payment in full of the Series Q-1 Liquidation Amount, each holder of Series R Common shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series S Common by reason of their ownership thereof, an amount per share of Series R Common then held by such holder equal to $0.776913 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series R Common, such per share amount being the "Series R-1 Liquidation Amount"); provided, however, if the assets thus distributed among the holders of the Series R Common are insufficient to permit the payment to such holders for each share of Series R Common then held by such holders of the Series R-1 Liquidation Amount, as applicable, then the assets and funds of the Corporation legally available for distribution pursuant to this subsection (B) shall be distributed among the holders of the Series R Common in proportion to the number of shares held by each such holder; and

                (C)  subject to the prior payment in full of the Series Q-1 Liquidation Amount and the Series R-1 Liquidation Amount, the remaining assets of the Corporation available for distribution among the QRS Holders shall be distributed among the QRS Holders in proportion to number of shares of Common Stock, determined on an as-if-converted to Series P Common basis, held by each such holder.

              (2)   In the event of a Change of Control in which the total assets to be distributed to holders of capital stock of the Corporation is equal to or greater than $130 million but less than or equal to $205 million:

                (A)  each holder of Series Q Common shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series R Common or Series S Common by reason of their ownership thereof, an amount per share of Series Q Common then held by such holder equal to $1.923631 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series Q Common, such per share amount being the "Series Q-2 Liquidation Amount"); provided, however, if the QRS Amount is insufficient to permit the payment to such holders for each share of Series Q Common then held by such holders of the Series Q-2 Liquidation Amount, as applicable, then, the assets and funds of the Corporation legally available for distribution pursuant to this subsection (A) shall be distributed among the holders of the Series Q Common in proportion to the number of shares held by each such holder;

                (B)  subject to the prior payment in full of the Series Q-2 Liquidation Amount, the remaining assets of the Corporation available for distribution among the QRS Holders shall be distributed among the QRS Holders in proportion to number of shares of Common Stock, determined on an as-if-converted to Series P Common basis, held by each such holder.

              (3)   In the event of a Change of Control in which the total assets to be distributed to holders of capital stock of the Corporation is greater than $205 million, the QRS Amount shall be distributed among the QRS Holders in proportion to number of shares of Series Q Common, Series R Common and Series S Common held by each such holder determined on an as-if-converted to Series P Common basis.

          (b)   A Change of Control shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

          (c)   If any of the assets of the Corporation are to be distributed under this Section 2, or for any purpose, in a form other than cash, then the Board of Directors shall promptly and reasonably determine in good faith the fair market value of the assets to be distributed to the holders of Common Stock. The Corporation shall, upon receipt of such determination, give prompt written notice of the determination to each holder of shares of Common Stock as applicable.

        3.     Conversion.

          (a)    Automatic Conversion Upon IPO.    In the event of and immediately prior and subject to the closing of a Qualified IPO, each share of Series Q Common, Series R Common and Series S Common (collectively, the "Convertible Common") shall automatically be converted only into such number of fully paid and nonassessable shares of Series P Common as is determined, with respect to each share of Convertible Common, by dividing $1.00 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the a series of Convertible Common) by the "Common Conversion Price" in effect on the date of conversion, which shall initially be $1.00:

          (b)    Mechanics of Conversion.    Upon the occurrence of a Qualified IPO, each holder of Convertible Common shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Convertible Common and shall state therein the name or names in which the certificate or certificates for shares of Series P Common are to be issued; provided, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder's shares, which in any event shall be deemed to have converted, automatically and without any further action on the part of the holder or the Corporation, in accordance with Section 3(a) above. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Common, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Series P Common to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Convertible Common to be converted, and the person or persons entitled to receive the shares of Series P Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series P Common as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Convertible Common for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Series P Common upon conversion of the Convertible Common shall not be deemed to have converted such Convertible Common until immediately prior to the closing of such sale of securities.

          (c)    Adjustment of Conversion Price.    The Common Conversion Price shall be subject to adjustment from time to time as follows:

            (i)    Proportional Adjustments.

              (1)   Adjustments for Subdivisions or Combinations of Common Stock.    In the event the outstanding shares of Series P Common shall be subdivided by stock split, stock dividend, reclassification or otherwise, into a greater number of shares of Series P Common or the Corporation declares a dividend payable in any right to acquire Series P Common for no consideration, the Common Conversion Price of each Convertible Common immediately prior to such event shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Series P Common shall be combined or consolidated by reclassification or otherwise into a lesser number of shares of Series P Common, the Common Conversion Price of each Convertible Common then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately adjusted.

              (2)   Adjustments for Stock Dividends and Other Distributions.    In the event the Corporation makes, or fixes a record date for the determination of holders of Series P Common entitled to receive any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Series P Common, and other than as otherwise adjusted for in this Section 2 or as provided in Section 1 in connection with a dividend, then and in each such event the holders of the Convertible Common shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Convertible Common been converted into Series P Common on the date of such event.

              (3)   Adjustments for Reorganizations, Reclassifications or Similar Events.    If the Series P Common shall be changed into the same or a different number of shares of any other class or classes of stocks, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above, or a Change of Control, then the Common Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that each share of Convertible Common shall thereafter be convertible into the number of shares of such other class or classes of stock the number of shares of Series P Common of the Corporation deliverable upon conversion of such share of Convertible Common immediately before such reorganization, reclassification or other event.

            (ii)   Miscellaneous.

              (1)   All calculations under this Section 3(f) shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

              (2)   No adjustment in the Common Conversion Prices need be made if such adjustment would result in a change in such Common Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in such Common Conversion Price.

          (d)    No Impairment.    The Corporation will not, by amendment of this Sixth Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Convertible Common against impairment.

          (e)    Certificate as to Adjustments.    Upon the occurrence of each adjustment or readjustment of the Common Conversion Price pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Common a certificate executed by the Corporation's President or Chief Executive Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Common, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Common Conversion Price at the time in effect, and (C) the number of shares of Series P Common and the amount, if any, of other property that at the time would be received upon the conversion of such holder's Convertible Common.

          (f)    Notices of Record Date.    In the event that the Corporation shall propose at any time:

            (i)    to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

            (ii)   to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; or

            (iii)  to effect any reclassification or recapitalization of its Series P Common outstanding involving a change in the Series P Common; or

            (iv)  to merge or consolidate with or into any other corporation or sell lease or convey all or substantially all of its assets or to liquidate, dissolve, or wind up;

            then, in connection with each such event, the Corporation shall send to the holders of the Convertible Common: at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Series P Common shall be entitled to exchange their Series P Common for securities or other property deliverable upon the occurrence of such event).

          (g)    Issue Taxes.    The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Series P Common on conversion of Convertible Common pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any such holder thereof in connection with any such conversion.

          (h)    Reservation of Stock Issuable Upon Conversion.    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series P Common solely for the purpose of effecting the conversion of the shares of the Convertible Common such number of its shares of Series P Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Common; and if at any time the number of authorized but unissued shares of Series P Common shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Common, in addition to such other remedies as shall be available to the holders of such Convertible Common, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series P Common to such number of shares as shall be sufficient for such purposes.

          (i)    Notices.    Any notice required by the provisions of this Section 3 to be given to the holders of shares of Convertible Common shall be deemed given if delivered by confirmed facsimile or electronic transmission (with duplicate original sent by United States mail) or three (3) business days after such notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address or facsimile number appearing on the books of the Corporation.

        4.    Voting Rights.

          (a)   The holder of each share of Common Stock shall have the right to vote based on the number of shares of Series P Common held by such holder (determined on an as-if-converted to Series P Common basis), and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

          (b)   Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the holders of shares of Convertible Preferred shall vote together with the holders of shares of Common Stock as a single class with respect to any proposed amendment hereto that would increase the number of shares of authorized Common Stock with each such share of Convertible Preferred being entitled to such number of votes per share as determined on an as-if-converted to Series P Common basis in accordance with Section 4(a) above, and the holders of shares of Common Stock shall not be entitled to a separate class vote with respect thereto.

        5.    Redemption.    The Common Stock shall not be redeemable at the option of any holder.

ARTICLE V

        To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such law as so amended.

        The Corporation shall indemnify (and provide advancement of expenses to) to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

        Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Sixth Amended and Restated Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any cause of action, suit, claim or proceeding that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VI

        Subject to Section 6 of Article IV hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Sixth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or this Sixth Amended and Restated Certificate of Incorporation, and subject to the rights, preferences and privileges granted herein to the stockholders of the Corporation.

        The number of shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding plus the number of shares issuable upon conversion of all outstanding Preferred Stock) by an affirmative vote of the holders of a majority of the capital stock of the Corporation.

ARTICLE VII

        Subject to the rights of any holder of capital stock of the Corporation and except as otherwise provided in this Sixth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

        Subject to Section B(6) of Article IV hereof, the number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

ARTICLE IX

        Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

        The Corporation is to have perpetual existence.

CERTIFICATE OF AMENDMENT TO
SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONVIO, INC.
a Delaware Corporation

(Pursuant to Sections 228 and 242 of the
General Corporation Law of the State of Delaware)

        Convio, Inc.    (the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"),

  DOES HEREBY CERTIFY:

        FIRST: That the Corporation was originally incorporated pursuant to the DGCL on October 12, 1999, under the name of ShowSupport.com, Inc.

        SECOND:    The Certificate of Incorporation was amended and restated on November 10, 1999, further amended on March 24, 2000 and December 5, 2000, further amended and restated on March 12, 2001 and February 13, 2003, further amended on December 27, 2005, June 1, 2006 and February 16, 2007 and further amended and restated on March 30, 2007.

        THIRD:    The Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL by the directors and stockholders of the Corporation.

        FOURTH:    The Certificate of Amendment to Sixth Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned duly authorized officer this 10th day of April, 2007.

CONVIO, INC.
By:	/s/ Gene Austin Gene Austin Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT TO
SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CONVIO, INC.

        The Board of Directors and the stockholders of the Corporation, acting in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware adopted resolutions to amend and restate the following in their entirety:

        Section A. of ARTICLE IV to read in full as follows:

          "A.    Classes of Stock.

            The total number of shares of capital stock that the Corporation is authorized to issue is 81,275,033 of which 63,119,142 are designated "Common Stock," par value $0.001 per share, and 18,155,891 are designated "Preferred Stock," par value $0.001 per share.

            Four series of Common Stock are hereby designated as follows:

              (a)   54,313,750 shares of Series P Common Stock (the "Series P Common");

              (b)   3,798,893 shares of Series Q Common Stock (the "Series Q Common");

              (c)   1,920,610 shares of Series R Common Stock (the "Series R Common"); and

              (d)   3,085,889 shares of Series S Common Stock (the "Series S Common").

            Three series of Preferred Stock are hereby designated as follows:

              (a)   8,979,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred");

              (b)   3,234,079 shares of Series B Convertible Preferred Stock (the "Series B Preferred"); and

              (c)   3,242,812 shares of Series C Convertible Preferred Stock (the "Series C Preferred," and together with the Series A Preferred and the Series B Preferred, the "Convertible Preferred").

            Undesignated Preferred Stock, if any, authorized under the certificate of incorporation of the Corporation, as the same may be amended or restated from time to time hereafter, may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or any series thereof in the Corporation's certificate of incorporation, as amended and restated and as hereafter may be amended or restated ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series

A-1

    then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

        Section B.1 of ARTICLE VI to read in full as follows:

    "1.    Dividend Provisions.    The holders of shares of Series C Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Series C Preferred, at the rate of $0.2504 per share per annum (as adjusted for any stock splits, stock dividends, recapitalizations or the like) when, as and if declared by the Board of Directors of the Corporation. Any dividends payable on the Series C Preferred shall be non-cumulative, and no right to such dividends shall accrue to holders of any Series C Preferred by reason of the fact that dividends on such shares are not declared in any year. The holders of the Series C Preferred can waive any dividend preference that such holders shall be entitled to receive under this Section B(1) upon the affirmative vote or written consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred. In addition, the holders of shares of Convertible Preferred shall be entitled to receive in proportion to the number of shares of Series P Common held by each (determined on an as-if-fully converted to Series P Common basis with respect to outstanding shares of Convertible Preferred) dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, when, as and if declared by the Board of Directors. Declared but unpaid dividends with respect to a share of Convertible Preferred shall, upon conversion of such share to Common Stock, be paid to the extent assets are legally available therefor, at the discretion of the Board of Directors, either in cash or in the series of Common Stock issuable upon conversion of such Convertible Preferred (valued at the fair market value on the date of payment as determined in good faith by the Board of Directors). Any amounts for which assets are not legally available shall be paid promptly as assets become legally available therefor."

        Section B.2(a)(iii) of ARTICLE IV to read in full as follows:

    "(iii) each holder of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series C Preferred (such per share amount being, the "Series C Liquidation Amount") equal to the sum of (i) $3.13 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series C Preferred) and (ii) an amount equal to declared by unpaid dividends on such share of Series C Preferred."

        The second subsection (iii) in Section B.2(a) of ARTICLE IV to read "(iv)" instead of "(iii)".

        Section B.3(b) of ARTICLE IV to read in full as follows:

            "(b)    Series C Preferred Right to Convert. All, but not less than all of the outstanding Series C Preferred shall be convertible, upon the election of the holders of two-thirds of the outstanding Series C Preferred at any time after the date of issuance of such shares, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Series P Common as is determined, with respect to each share of Series C Preferred, by dividing $3.13 (as adjusted to reflect stock dividends, stock splits, combinations, recapitalizations or the like with respect to the Series C Preferred) by the "Series C Conversion Price" in effect on the date of conversion, which shall initially be $3.13."

A-2